4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports Fourth Quarter
Net Earnings of $465 Million and EBITDA of $224 Million;
Adjusted Net Loss of $3 Million and Adjusted EBITDA of $260 Million

Outstanding Operational Performance in the Quarter and the Year
Highest Quarterly Sales Volume in Company's History
Long-term Debt Reduced by $1.1 Billion

DEERFIELD, IL—February 14, 2018—CF Industries Holdings, Inc. (NYSE: CF), the global leader in nitrogen products manufacturing and distribution, today announced results for its fourth quarter ended December 31, 2017.

Fourth Quarter Highlights

•	Net earnings of $465 million, or $1.98 per diluted share, which includes a net income tax benefit of $491 million, or $2.09 per diluted share, as a result of the U.S. Tax Cuts and Jobs Act

•	Adjusted net loss(1) of $3 million or $0.02 per diluted share(1)

•	EBITDA(2) of $224 million; adjusted EBITDA(2) of $260 million

•	Sales volume of approximately 5.3 million tons, five percent higher than previous quarterly record

•	Reduced long-term debt by $1.1 billion, lowering annualized interest payments by $76 million

Full Year Highlights

•	Net earnings of $358 million, or $1.53 per diluted share, which includes a net income tax benefit of $491 million, or $2.10 per diluted share, as a result of the U.S. Tax Cuts and Jobs Act

•	Adjusted net loss(1) of $59 million or $0.25 per diluted share(1)

•	EBITDA(2) of $856 million; adjusted EBITDA(2) of $969 million

•	Year-end 12-month rolling average recordable incident rate at lowest level in company’s history

•	Record production volume of 10.3 million tons of gross ammonia

•	Record sales volumes of approximately 20 million product tons

Impact of U.S. Tax Cuts and Jobs Act

As a result of the Tax Cuts and Jobs Act of 2017, the company's fourth quarter 2017 net earnings of $1.98 per diluted share included a $2.09 per share net income tax benefit and for the full year 2017 net earnings of $1.53 per diluted share included a $2.10 per share net income tax benefit. The net income tax benefit is primarily comprised of a $552 million income tax benefit from a revaluation of the company's deferred taxes as a result of the new lower corporate tax rate and a $57 million income tax provision related to the transition tax on deferred foreign earnings. This is a one-time item that affects the comparability of results between periods, and accordingly has been excluded from adjusted net earnings per diluted share and adjusted EBITDA.

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(1)	See reconciliations of adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Overview of Results

CF Industries Holdings, Inc., today announced fourth quarter 2017 net earnings attributable to common stockholders of $465 million, or $1.98 per diluted share, and adjusted net loss of $3 million, or $0.02 per diluted share. Fourth quarter 2017 EBITDA was $224 million, and adjusted EBITDA was $260 million. These results compare to fourth quarter 2016 net loss attributable to common stockholders of $320 million, or $1.38 per diluted share; adjusted net loss for the fourth quarter 2016 of $90 million, or $0.39 per diluted share; EBITDA loss of $135 million; and adjusted EBITDA of $133 million. Fourth quarter 2017 results include a realized loss on natural gas hedges of $13 million, compared to a realized loss on natural gas hedges of $5 million for the fourth quarter of 2016.

For the full year 2017, net earnings attributable to common stockholders was $358 million, or $1.53 per diluted share, and adjusted net loss was $59 million, or $0.25 per diluted share. Full year 2017 EBITDA was $856 million, and adjusted EBITDA was $969 million. These results compare to full year 2016 net loss attributable to common stockholders of $277 million, or $1.19 per diluted share; adjusted net earnings for full year 2016 of $109 million, or $0.47 per diluted share; EBITDA of $395 million; and adjusted EBITDA of $858 million. Full year 2017 results include a realized loss on natural gas hedges of $26 million, compared to a realized loss on natural gas hedges of $133 million for full year 2016.

“Outstanding execution by the team in 2017 produced records for safe operations, production and sales volumes," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. "In addition, we paid down $1.1 billion in debt during the quarter and recently exercised our right to purchase all of the publicly traded common units of Terra Nitrogen Company, L.P. We estimate that full ownership of TNCLP would have added approximately $45 million to EBITDA, including anticipated cost reductions and network optimization benefits. Additionally, we estimate that full ownership of TNCLP and the debt reduction would have resulted in $110 million of additional free cash flow.”

Manufacturing Operations

CF Industries' manufacturing network continued its focus on safety and operated efficiently during the fourth quarter of 2017. As of December 31, 2017, CF Industries' 12-month rolling average recordable incident rate was 0.67 incidents per 200,000 work hours, well below industry averages.

Gross ammonia production during the fourth quarter of 2017 was more than 2.6 million tons, the second highest volume for a quarter in the company's history.

Sales Overview

Net sales in the fourth quarter of 2017 increased to $1,099 million from $867 million in the same period last year due to higher sales volumes across most segments and higher average selling prices across all segments.

Total sales volumes for the quarter were significantly higher compared to the fourth quarter of 2016 as the company's production increased at the Donaldsonville and Port Neal Nitrogen Complexes.

Average selling prices for the quarter were higher year-over-year across all segments due largely to a tighter global nitrogen supply and demand balance. Additionally, average ammonia selling prices benefited from the commencement of delivery under a long-term supply agreement.

The company's average selling price for ammonia was $285 per ton in the fourth quarter of 2017 compared to $277 per ton in the fourth quarter of 2016. The average selling price for urea was $244 per ton in the fourth quarter of 2017 compared to $214 per ton in the fourth quarter of 2016, and the average selling price for UAN was $150 per ton in the fourth quarter of 2017 compared to $149 per ton in the fourth quarter of 2016.

Cost of sales per ton increased 10 percent in the fourth quarter of 2017 compared to the fourth quarter of 2016 primarily driven by increased gas consumption to support the higher production and sales volumes and increased 11 percent for the full year 2017 compared to the full year 2016 for the same volume reasons.

Controllable cost of sales, defined as non-gas cash costs (maintenance, labor, electricity, other raw materials, transportation and distribution, and other plant costs), which excludes the impact of natural gas, derivatives and depreciation and amortization, decreased 8 percent per ton,(3) in the fourth quarter of 2017 compared to 2016, and 14 percent per ton,(3) in the full year 2017, as a result of cost reduction initiatives and production efficiencies.

In the fourth quarter of 2017, the average cost of natural gas reflected in the company's cost of sales was $3.24 per MMBtu, which includes a realized loss of $0.13 per MMBtu on natural gas hedges totaling $13 million. This compares to the average cost of natural gas in cost of sales of $3.24 per MMBtu for the fourth quarter of 2016, which included a realized loss of $0.06 per MMBtu on natural gas hedges totaling $5 million. During the fourth quarter of 2017, the average price of natural gas at Henry Hub in North America was $2.87 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $6.92 per MMBtu.

Additionally, the company recorded an unrealized net mark-to-market gain on natural gas derivatives of $3 million in the fourth quarter of 2017 compared to an unrealized net mark-to-market gain on natural gas derivatives of $91 million in the fourth quarter of 2016. The company did not enter into any additional natural gas derivatives in the fourth quarter of 2017.
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(3) See reconciliation of controllable cost of sales and controllable cost of sales per ton to the most directly comparable GAAP measures in the tables accompanying this release.

Market Overview

CF management expects the combination of: a somewhat weaker U.S. dollar; higher energy costs in key producing regions; reduced production in China; higher oil and freight costs; and steady global demand to support nitrogen prices during the first half of 2018 at levels higher than the same period in 2017.

The U.S. dollar is expected to remain lower against currencies in key nitrogen producing regions through at least the first half of the year, pushing up the cost of nitrogen fertilizer exports in U.S. dollar terms. From the beginning of July 2017 to the beginning of February 2018, the RMB strengthened against the dollar from approximately 6.8 to 6.3 and the Russian Ruble strengthened against the dollar from approximately 60 to 57.

Additionally, energy prices since the middle of 2017 have increased significantly for marginal producers in Eastern Europe and China. From the beginning of July 2017 to the beginning of February 2018, the price of natural gas per MMBtu at TTF in Europe has increased approximately 25 percent and the cost of anthracite coal per metric ton in China has increased 29 percent. Over the same period, the price per MMBtu of natural gas at Henry Hub has increased less than three percent.

Ocean freight costs have risen as well, adding cost to globally traded nitrogen. At the beginning of February, ocean freight to ship urea from the Arab Gulf to the Gulf of Mexico was 15 percent per ton higher than the year before and nearly 30 percent per ton higher than at the beginning of July 2017.

These factors have accelerated the transformation of China's role in the global urea market. According to official government data, Chinese urea exports have declined approximately 65 percent in two years, from over 13 million metric tons in 2015 to approximately 4.7 million metric tons in 2017. Industry observers expect marginal producers in China to face continued pressures during 2018, not only from higher coal costs and currency impacts, but also from the effect of environmental regulation enforcement. These challenges are likely to further reduce Chinese net urea exports in 2018.

India and Brazil will remain key countries for urea demand this year. Published reports and CF analysis suggest that India may require 500,000-1,000,000 metric tons of urea to be imported before the end of March to meet that country’s fertilizer needs for 2018. Additionally, Brazil has emerged in recent years as the second largest importer of urea in the world, with imports of approximately 5.4 million metric tons in 2017, 15 percent higher than 2016 and 64 percent higher than 2012. Countries such as Australia, Mexico and Turkey have also significantly increased imports of urea in recent years.

Imports of nitrogen will continue to be necessary to meet expected demand in North America in 2018 with the company projecting that approximately 91 million acres of corn will be planted in the United States. For much of 2017, nitrogen prices in the region discouraged imports. Urea barge prices at New Orleans averaged approximately $25 below international parity during the fourth quarter and only rose above international parity for one week in all of 2017. As a result, imports of urea and UAN from July through December declined 37 percent and 24 percent, respectively, compared to the same period in 2016. Given steady demand and higher netbacks available in other regions, nitrogen prices in North America will likely have to rise to attract the imports necessary to meet expected demand.

Capital Expenditures

Capital expenditures in 2017 totaled $473 million. Of this amount, approximately $350 million was for new activities in 2017 and the remainder was for activities performed in 2016 but paid for in 2017. As of September 30, 2017, the company had $158 million in costs accrued but unpaid for work completed in 2016 related to capacity expansion projects. At December 31, 2017, these costs are no longer the subject of disputes and the company's capital expenditures for 2017 reflect all payments associated with these formerly disputed costs.

Capital expenditures in 2018 for new activity are estimated to be in the range of approximately $400 to $450 million, which takes into account a higher number of plant turnarounds than in 2017.

Liquidity

As of December 31, 2017, the company had cash and cash equivalents of $835 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

On December 1, 2017, the company completed the redemption of all of the $800 million outstanding principal amount of its 6.875% Senior Notes due May 2018. Additionally, on December 26, 2017, the company purchased $300 million aggregate principal amount of its 7.125% Senior Notes due 2020 pursuant to a tender offer. As a result, the aggregate principal amount of CF Industries Holdings, Inc.'s outstanding long-term indebtedness was approximately $4.75 billion at the end of 2017, compared to $5.85 billion at the end of 2016. At this level of gross debt, interest expense for 2018 would be approximately $230 million, or $76 million lower than 2017 on an annualized basis.

Exercise of Right to Purchase All Publicly Traded Units of Terra Nitrogen Company, L.P.

The company announced on February 7, 2018, that its wholly owned subsidiary Terra Nitrogen GP Inc. has elected to exercise its right to purchase all of the publicly traded common units of Terra Nitrogen Company, L.P. on April 2, 2018, for a cash purchase price of $84.033 per unit in accordance with the terms of TNCLP’s partnership agreement. The purchase price of all of the publicly traded common units of TNCLP is approximately $390 million. The company intends to fund the purchase with cash on hand. As of the April 2, 2018, purchase date, all rights of the holders of the units will terminate, with the exception of the right to receive payment of the purchase price.

CHS Inc. Distribution

On January 31, 2018, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $49 million for the distribution period ended December 31, 2017. The distribution was paid on January 31, 2018. The total distribution to CHS pertaining to 2017 was approximately $108 million.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,099	$867	$4,130	$3,685
Cost of sales	956	773	3,700	2,845
Gross margin	$143	$94	$430	$840

Gross margin percentage	13.0%	10.8%	10.4%	22.8%

Net earnings (loss) attributable to common stockholders	$465	$(320)	$358	$(277)
Adjusted net (loss) earnings(1)	$(3)	$(90)	$(59)	$109

Net earnings (loss) per diluted share	$1.98	$(1.38)	$1.53	$(1.19)
Adjusted net (loss) earnings per diluted share(1)	$(0.02)	$(0.39)	$(0.25)	$0.47

EBITDA(1)	$224	$(135)	$856	$395
Adjusted EBITDA(1)	$260	$133	$969	$858

Tons of product sold (000s)	5,284	4,683	19,952	16,957

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.11	$3.18	$3.33	$2.61
Realized derivatives loss in cost of sales(3)	0.13	0.06	0.07	0.46
Cost of natural gas in cost of sales	$3.24	$3.24	$3.40	$3.07

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.87	$2.99	$2.96	$2.48
National Balancing Point UK	$6.92	$5.69	$5.80	$4.66

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(3)	$(91)	$61	$(260)

Depreciation and amortization	$235	$203	$883	$678
Capital expenditures	$183	$392	$473	$2,211

Production volume by product tons (000s):
Ammonia(4)	2,642	2,326	10,295	8,307
Granular urea	1,122	914	4,451	3,368
UAN (32%)	1,892	1,795	6,914	6,698
AN	555	553	2,127	1,845
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(1)
See reconciliations of EBITDA, adjusted EBITDA, adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

During the three months and year ended December 31, 2017 and 2016, certain significant items impacted our financial results. The following table outlines these significant items and how they impacted the comparability of our financial results during these periods. During the three months ended December 31, 2017 and 2016, we reported net earnings (loss) attributable to common stockholders of $465 million and $(320) million, respectively. During the year ended December 31, 2017 and 2016, we reported net earnings (loss) attributable to common stockholders of $358 million and $(277) million, respectively.

	Three months ended December 31,				Year ended December 31,
	2017		2016		2017		2016
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Impact of U.S. Tax Cuts and Jobs Act(1)	$(491)	$(491)	$—	$—	$(491)	$(491)	$—	$—
Depreciation and amortization(2)	235	151	203	128	883	558	678	426
Unrealized net mark-to-market (gain) loss on natural gas derivatives(3)	(3)	(1)	(91)	(57)	61	39	(260)	(163)
(Gain) loss on foreign currency transactions including intercompany loans(4)(5)	—	(1)	7	8	2	1	93	93
Equity method investment tax contingency accrual(6)(7)	—	—	—	—	7	7	—	—
Strategic venture with CHS:
Noncontrolling interest(8)	33	33	26	26	73	73	93	93
Loss on embedded derivative(4)(9)	—	1	1	1	4	3	23	14
Loss on debt extinguishment	53	33	167	105	53	33	167	105
Debt and revolver amendment fees(10)	—	—	14	8	—	—	18	11
Capacity expansion project expenses(4)	—	—	14	9	—	—	73	46
Start-up costs Donaldsonville / Port Neal expansion plants(3)	—	—	34	21	—	—	52	32
Transaction costs and termination agreement with OCI:
Transaction costs(11)	—	—	—	—	—	—	179	96
Financing costs related to bridge loan commitment fee(12)	—	—	—	—	—	—	28	18
Impairment of equity method investment in PLNL(7)	—	—	134	134	—	—	134	134
Gain on sale of equity method investment(7)	(14)	(9)	—	—	(14)	(9)	—	—
Total Impact of Significant Items	$(187)	$(284)	$509	$383	$578	$214	$1,278	$905
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(1)	Included in income tax benefit in our consolidated statements of operations.

(2)	Included primarily in cost of sales and selling, general and administrative expenses in our consolidated statements of operations.

(3)	Included in cost of sales in our consolidated statements of operations.

(4)	Included in other operating—net in our consolidated statements of operations.

(5)	Primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(6)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL.

(7)	Included in equity in earnings (losses) of operating affiliates in our consolidated statements of operations.

(8)	Included in net earnings attributable to noncontrolling interests in our consolidated statements of operations.

(9)	Represents the loss on the embedded derivative included within the terms of the company's strategic venture with CHS.

(10)	Included primarily in interest expense in our consolidated statements of operations.

(11)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI N.V. (OCI) and the company's strategic venture with CHS.

(12)	Included in interest expense in our consolidated statements of operations.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$344	$211	$1,209	$981
Cost of sales	300	210	1,071	715
Gross margin	$44	$1	$138	$266

Gross margin percentage	12.8%	0.5%	11.4%	27.1%

Sales volume by product tons (000s)	1,207	762	4,105	2,874
Sales volume by nutrient tons (000s)(1)	991	626	3,367	2,358

Average selling price per product ton	$285	$277	$295	$341
Average selling price per nutrient ton(1)	347	337	359	416

Gross margin per product ton	$36	$1	$34	$93
Gross margin per nutrient ton(1)	44	2	41	113

Adjusted gross margin(2):
Gross margin	$44	$1	$138	$266
Depreciation and amortization	53	37	183	96
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	(30)	20	(85)
Adjusted gross margin	$97	$8	$341	$277
Adjusted gross margin as a percent of net sales	28.2%	3.8%	28.2%	28.2%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 fourth quarter periods:

•
Ammonia sales volume increased for the fourth quarter of 2017 compared to the fourth quarter of 2016 due to additional production volume from the company's Donaldsonville and Port Neal Nitrogen Complexes and increased demand for fall agricultural applications.

•
Ammonia average selling prices increased primarily due to the impact of a tighter global nitrogen supply and demand balance. Additionally, ammonia selling prices benefited from the commencement of delivery under a long-term supply agreement.

•
Ammonia gross margin per ton increased in the fourth quarter of 2017 compared to the fourth quarter of 2016 due to the absence of start-up expenses incurred in the fourth quarter of 2016 associated with the new Port Neal ammonia plant, production efficiencies due to increased volumes and higher average selling prices. These were partially offset by a $30 million lower unrealized mark-to-market gain on natural gas derivatives compared to the prior year period and an increase in realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$246	$189	$971	$831
Cost of sales	188	139	856	584
Gross margin	$58	$50	$115	$247

Gross margin percentage	23.6%	26.5%	11.8%	29.7%

Sales volume by product tons (000s)	1,008	883	4,357	3,597
Sales volume by nutrient tons (000s)(1)	463	406	2,004	1,654

Average selling price per product ton	$244	$214	$223	$231
Average selling price per nutrient ton(1)	531	466	485	502

Gross margin per product ton	$58	$57	$26	$69
Gross margin per nutrient ton(1)	125	123	57	149

Adjusted gross margin(2):
Gross margin	$58	$50	$115	$247
Depreciation and amortization	59	37	246	112
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(23)	16	(67)
Adjusted gross margin	$116	$64	$377	$292
Adjusted gross margin as a percent of net sales	47.2%	33.9%	38.8%	35.1%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 fourth quarter periods:

•	Granular urea sales volume increased for the quarter primarily due to additional production volume from the company's Port Neal Nitrogen Complex.

•	Granular urea average selling price per ton increased primarily due to the impact of a tighter global nitrogen supply and demand balance.

•
Granular urea gross margin per ton was relatively unchanged as higher average selling prices and production efficiencies due to increased volumes were partially offset by a $1 million unrealized net mark-to-market gain on natural gas derivatives compared to a $23 million gain in the prior year period; an increase in depreciation primarily associated with the new Port Neal urea plant; and, to a lesser extent, higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$288	$305	$1,134	$1,196
Cost of sales	272	274	1,055	920
Gross margin	$16	$31	$79	$276

Gross margin percentage	5.6%	10.2%	7.0%	23.1%

Sales volume by product tons (000s)	1,920	2,047	7,093	6,681
Sales volume by nutrient tons (000s)(1)	606	648	2,242	2,109

Average selling price per product ton	$150	$149	$160	$179
Average selling price per nutrient ton(1)	475	471	506	567

Gross margin per product ton	$8	$15	$11	$41
Gross margin per nutrient ton(1)	26	48	35	131

Adjusted gross margin(2):
Gross margin	$16	$31	$79	$276
Depreciation and amortization	73	72	265	247
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	(29)	19	(81)
Adjusted gross margin	$89	$74	$363	$442
Adjusted gross margin as a percent of net sales	30.9%	24.3%	32.0%	37.0%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 fourth quarter periods:

•	UAN sales volume decreased in the fourth quarter of 2017 due to lower export sales than in the prior year period.

•	UAN average selling price per ton was relatively unchanged.

•
UAN gross margin per ton decreased in the fourth quarter of 2017 compared to the fourth quarter of 2016 due to a $29 million lower unrealized net mark-to-market gain compared to the prior year period and, to a lesser extent, an increase in realized natural gas costs partially offset by cost reduction initiatives.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$125	$93	$497	$411
Cost of sales	115	93	446	409
Gross margin	$10	$—	$51	$2

Gross margin percentage	8.0%	—%	10.3%	0.5%

Sales volume by product tons (000s)	576	541	2,353	2,151
Sales volume by nutrient tons (000s)(1)	194	181	793	726

Average selling price per product ton	$217	$172	$211	$191
Average selling price per nutrient ton(1)	644	514	627	566

Gross margin per product ton	$17	$—	$22	$1
Gross margin per nutrient ton(1)	52	—	64	3

Adjusted gross margin(2):
Gross margin	$10	$—	$51	$2
Depreciation and amortization	21	21	85	93
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(3)	2	(10)
Adjusted gross margin	$30	$18	$138	$85
Adjusted gross margin as a percent of net sales	24.0%	19.4%	27.8%	20.7%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 fourth quarter periods:

•	AN sales volume increased in the fourth quarter of 2017 compared to the fourth quarter of 2016 due to increased demand for both agricultural and industrial applications.

•
AN average selling price per ton increased in the fourth quarter of 2017 compared to the fourth quarter of 2016 due to the impact of a tighter global nitrogen supply and demand balance and the effect of a long-term AN supply agreement that commenced in 2017.

•
AN gross margin per ton increased due to higher average selling prices partially offset by a $1 million unrealized mark-to-market gain on natural gas derivatives compared to a $3 million mark-to-market gain on natural gas derivatives in the prior year period and an increase in realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$96	$69	$319	$266
Cost of sales	81	57	272	217
Gross margin	$15	$12	$47	$49

Gross margin percentage	15.6%	17.4%	14.7%	18.4%

Sales volume by product tons (000s)	573	450	2,044	1,654
Sales volume by nutrient tons (000s)(1)	112	87	397	317

Average selling price per product ton	$168	$153	$156	$161
Average selling price per nutrient ton(1)	857	793	804	839

Gross margin per product ton	$26	$27	$23	$30
Gross margin per nutrient ton(1)	134	138	118	155

Adjusted gross margin(2):
Gross margin	$15	$12	$47	$49
Depreciation and amortization	17	12	57	46
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(6)	4	(17)
Adjusted gross margin	$31	$18	$108	$78
Adjusted gross margin as a percent of net sales	32.3%	26.1%	33.9%	29.3%
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 fourth quarter periods:

•	Other segment volume increased in the fourth quarter of 2017 due primarily to higher year-over-year sales of DEF as the company continues to grow its North American DEF business.

•	Other segment average selling price per ton increased primarily due to the impact of a tighter global nitrogen supply and demand balance.

•
Other segment gross margin per ton was relatively unchanged as higher average selling prices were partially offset by a $1 million unrealized mark-to-market gain on natural gas derivatives compared to a $6 million mark-to-market gain on natural gas derivatives in the prior year period, higher depreciation related to the new DEF unit at Donaldsonville and an increase in realized natural gas costs.

Dividend Payment

On February 7, 2018, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on February 28, 2018 to stockholders of record as of February 16, 2018.

Conference Call

CF Industries will hold a conference call to discuss its fourth quarter 2017 results at 9:00 a.m. ET on Thursday, February 15, 2018. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in Canada, the United Kingdom and the United States, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, adjusted net (loss) earnings per diluted share, controllable cost of sales, and controllable cost of sales per ton, and, on a segment basis, adjusted gross margin and adjusted gross margin as a percent of net sales, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, adjusted net (loss) earnings per diluted share, adjusted gross margin, adjusted gross margin as a percent of net sales, controllable cost of sales and controllable cost of sales per ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, adjusted net (loss) earnings per diluted share, controllable cost of sales, and controllable cost of sales per ton to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin and adjusted gross margin as a percent of net sales to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company's senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in millions, except per share amounts)
Net sales	$1,099	$867	$4,130	$3,685
Cost of sales	956	773	3,700	2,845
Gross margin	143	94	430	840
Selling, general and administrative expenses	52	33	192	174
Transaction costs	—	—	—	179
Other operating—net	4	27	18	208
Total other operating costs and expenses	56	60	210	561
Equity in earnings (losses) of operating affiliates	17	(134)	9	(145)
Operating earnings (loss)	104	(100)	229	134
Interest expense	74	70	315	200
Interest income	(4)	(1)	(12)	(5)
Loss on debt extinguishment	53	167	53	167
Other non-operating—net	(2)	(1)	(2)	(2)
Loss before income taxes	(17)	(335)	(125)	(226)
Income tax benefit	(520)	(47)	(575)	(68)
Net earnings (loss)	503	(288)	450	(158)
Less: Net earnings attributable to noncontrolling interests	38	32	92	119
Net earnings (loss) attributable to common stockholders	$465	$(320)	$358	$(277)

Net earnings (loss) per share attributable to common stockholders:
Basic	$1.99	$(1.38)	$1.53	$(1.19)
Diluted	$1.98	$(1.38)	$1.53	$(1.19)
Weighted-average common shares outstanding:
Basic	233.5	233.1	233.5	233.1
Diluted	234.1	233.1	233.9	233.1

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$835	$1,164
Restricted cash	—	5
Accounts receivable—net	307	236
Inventories	275	339
Prepaid income taxes	33	841
Other current assets	15	70
Total current assets	1,465	2,655
Property, plant and equipment—net	9,175	9,652
Investments in affiliates	108	139
Goodwill	2,371	2,345
Other assets	344	340
Total assets	$13,463	$15,131

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$472	$638
Income taxes payable	2	1
Customer advances	89	42
Other current liabilities	17	5
Total current liabilities	580	686
Long-term debt	4,692	5,778
Deferred income taxes	1,047	1,630
Other liabilities	460	545
Equity:
Stockholders' equity	3,579	3,348
Noncontrolling interests	3,105	3,144
Total equity	6,684	6,492
Total liabilities and equity	$13,463	$15,131

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in millions)
Operating Activities:
Net earnings (loss)	$503	$(288)	$450	$(158)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	235	203	883	678
Deferred income taxes	(547)	9	(601)	739
Stock-based compensation expense	4	4	17	19
Unrealized net (gain) loss on natural gas derivatives	(3)	(91)	61	(260)
Loss on embedded derivative	—	1	4	23
Impairment of equity method investment in PLNL	—	134	—	134
Gain on sale of equity method investment	(14)	—	(14)	—
Loss on debt extinguishment	53	167	53	167
Loss on disposal of property, plant and equipment	—	2	3	10
Undistributed (earnings) losses of affiliates—net of taxes	(4)	9	3	9
Changes in:
Accounts receivable—net	(28)	(37)	(57)	18
Inventories	28	(3)	40	(7)
Accrued and prepaid income taxes	5	(11)	809	(676)
Accounts payable and accrued expenses	(6)	(11)	(1)	(18)
Customer advances	(3)	(45)	48	(120)
Other—net	7	(17)	(67)	59
Net cash provided by operating activities	230	26	1,631	617
Investing Activities:
Additions to property, plant and equipment	(183)	(392)	(473)	(2,211)
Proceeds from sale of property, plant and equipment	7	6	20	14
Distributions received from unconsolidated affiliates	2	—	14	—
Proceeds from sale of auction rate securities	—	—	9	—
Proceeds from sale of equity method investment	16	—	16	—
Withdrawals from restricted cash funds	—	2	5	18
Other—net	1	(2)	1	2
Net cash used in investing activities	(157)	(386)	(408)	(2,177)
Financing Activities:
Proceeds from long-term borrowings	—	1,244	—	1,244
Payments of long-term borrowings	(1,148)	(1,170)	(1,148)	(1,170)
Proceeds from short-term borrowings	—	—	—	150
Payments of short-term borrowings	—	—	—	(150)
Payment to CHS related to credit provision	(5)	(5)	(5)	(5)
Financing fees	—	(20)	(1)	(31)
Dividends paid on common stock	(70)	(71)	(280)	(280)
Issuance of noncontrolling interest in CFN	—	—	—	2,800
Distributions to noncontrolling interests	(6)	(8)	(131)	(119)
Issuances of common stock under employee stock plans	—	—	1	—
Net cash (used in) provided by financing activities	(1,229)	(30)	(1,564)	2,439
Effect of exchange rate changes on cash and cash equivalents	(1)	—	12	(1)
(Decrease) increase in cash and cash equivalents	(1,157)	(390)	(329)	878
Cash and cash equivalents at beginning of period	1,992	1,554	1,164	286
Cash and cash equivalents at end of period	$835	$1,164	$835	$1,164

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings (loss), net earnings (loss) per ton and net earnings (loss) as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in millions)
Net earnings (loss) attributable to common stockholders	$465	$(320)	$358	$(277)
Interest expense—net	70	69	303	195
Income tax benefit	(520)	(47)	(575)	(68)
Depreciation and amortization	235	203	883	678
Less other adjustments:
Depreciation and amortization in noncontrolling interests	(23)	(23)	(101)	(78)
Loan fee amortization(1)	(3)	(17)	(12)	(55)
EBITDA	224	(135)	856	395
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(3)	(91)	61	(260)
Loss on foreign currency transactions including intercompany loans(2)	—	7	2	93
Equity method investment tax contingency accrual(3)	—	—	7	—
Loss on embedded derivative(4)	—	1	4	23
Loss on debt extinguishment	53	167	53	167
Private Senior Notes amendment arrangement fees	—	—	—	2
Capacity expansion project expenses	—	14	—	73
Start-up costs Donaldsonville ammonia	—	—	—	18
Start-up costs Port Neal ammonia and urea	—	34	—	34
Loss on foreign currency derivatives	—	2	—	—
Transaction costs(5)	—	—	—	179
Impairment of equity method investment in PLNL	—	134	—	134
Gain on sale of equity method investment	(14)	—	(14)	—
Total adjustments	36	268	113	463
Adjusted EBITDA	$260	$133	$969	$858

Net sales	$1,099	$867	$4,130	$3,685
Tons of product sold (000s)	5,284	4,683	19,952	16,957

Net earnings (loss) as a percent of net sales	42.3%	(36.9)%	8.7%	(7.5)%
Net earnings (loss) per ton	$88.00	$(68.33)	$17.94	$(16.34)
EBITDA as a percent of net sales	20.4%	(15.6)%	20.7%	10.7%
EBITDA per ton	$42.39	$(28.83)	$42.90	$23.29
Adjusted EBITDA as a percent of net sales	23.7%	15.3%	23.5%	23.3%
Adjusted EBITDA per ton	$49.21	$28.40	$48.57	$50.60
_______________________________________________________________________________

(1)	Loan fee amortization is included in both interest expense-net and depreciation and amortization.

(2)
Loss on foreign currency transactions including intercompany loans primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(3)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in losses of operating affiliates in our consolidated statements of operations.

(4)	Represents the loss on the embedded derivative included within the terms of the company's strategic venture with CHS.

(5)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

Reconciliation of net earnings (loss) attributable to common stockholders and net earnings (loss) per diluted share attributable to common stockholders (GAAP measures) to adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share (non-GAAP measures), as applicable:
Adjusted net (loss) earnings is defined as net earnings (loss) attributable to common stockholders adjusted with the impacts of the selected items included in net earnings (loss) as summarized in the table below. The company has presented adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in millions)
Net earnings (loss) attributable to common stockholders	$465	$(320)	$358	$(277)
Impact of U.S. Tax Cuts and Jobs Act	(491)	—	(491)	—
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(3)	(91)	61	(260)
Loss on foreign currency transactions including intercompany loans(1)	—	7	2	93
Equity method investment tax contingency accrual(2)	—	—	7	—
Loss on embedded derivative(3)	—	1	4	23
Loss on debt extinguishment	53	167	53	167
Financing costs related to Private Senior Notes and Senior Secured Notes(4)	—	10	—	10
Revolver amendment fees(4)	—	4	—	6
Private Senior Notes amendment arrangement fees	—	—	—	2
Capacity expansion project expenses	—	14	—	73
Start-up costs Donaldsonville ammonia	—	—	—	18
Start-up costs Port Neal ammonia and urea	—	34	—	34
Loss on foreign currency derivatives	—	2	—	—
Transaction costs(5)	—	—	—	179
Financing costs related to bridge loan commitment fee(4)	—	—	—	28
Impairment of equity method investment in PLNL	—	134	—	134
Gain on sale of equity method investment	(14)	—	(14)	—
Income tax adjustments(6)	(13)	(52)	(39)	(121)
Total adjustments	(468)	230	(417)	386
Adjusted net (loss) earnings	$(3)	$(90)	$(59)	$109

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net earnings (loss) per diluted share attributable to common stockholders	$1.98	$(1.38)	$1.53	$(1.19)
Impact of U.S. Tax Cuts and Jobs Act	(2.09)	—	(2.10)	—
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(0.01)	(0.39)	0.26	(1.12)
Loss on foreign currency transactions including intercompany loans(1)	—	0.03	0.01	0.40
Equity method investment tax contingency accrual(2)	—	—	0.03	—
Loss on embedded derivative(3)	—	—	0.02	0.10
Loss on debt extinguishment	0.23	0.72	0.23	0.72
Financing costs related to Private Senior Notes and Senior Secured Notes(4)	—	0.04	—	0.04
Revolver amendment fees(4)	—	0.02	—	0.03
Private Senior Notes amendment arrangement fees	—	—	—	0.01
Capacity expansion project expenses	—	0.06	—	0.31
Start-up costs Donaldsonville ammonia	—	—	—	0.08
Start-up costs Port Neal ammonia and urea	—	0.14	—	0.14
Loss on foreign currency derivatives	—	0.01	—	—
Transaction costs(5)	—	—	—	0.77
Financing costs related to bridge loan commitment fee(4)	—	—	—	0.12
Impairment of equity method investment in PLNL	—	0.57	—	0.57
Gain on sale of equity method investment	(0.06)	—	(0.06)	—
Income tax adjustments(6)	(0.07)	(0.21)	(0.17)	(0.51)
Total adjustments	(2.00)	0.99	(1.78)	1.66
Adjusted net (loss) earnings per diluted share	$(0.02)	$(0.39)	$(0.25)	$0.47
_______________________________________________________________________________

(1)
Loss on foreign currency transactions including intercompany loans primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(2)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in earnings (losses) of operating affiliates in our consolidated statements of operations.

(3)	Represents the loss on the embedded derivative included within the terms of the company's strategic venture with CHS.

(4)	Not included in the calculation of EBITDA.

(5)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(6)	Represents the adjustment to the GAAP basis tax provision reflecting the tax impact of the other non-GAAP adjustments.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of cost of sales and cost of sales per ton (GAAP measures) to controllable cost of sales and controllable cost of sales per ton (non-GAAP measures), as applicable:
Controllable cost of sales is defined as cost of sales adjusted for natural gas costs, realized and unrealized losses (gains) on natural gas derivatives, depreciation and amortization, and start-up costs related to the company's Donaldsonville ammonia and Port Neal ammonia and urea plants. The company has presented controllable cost of sales and controllable cost of sales per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in millions)
Cost of sales	$956	$773	$3,700	$2,845
Natural gas costs(1)	309	246	1,194	761
Realized net losses on natural gas derivatives(2)	13	5	26	133
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(3)	(91)	61	(260)
Depreciation and amortization	223	181	836	597
Start-up costs Donaldsonville ammonia	—	—	—	18
Start-up costs Port Neal ammonia and urea	—	34	—	34
Total adjustments	542	375	2,117	1,283
Controllable cost of sales	$414	$398	$1,583	$1,562

Tons of product sold (000s)	5,284	4,683	19,952	16,957

Cost of sales per ton	$180.92	$165.07	$185.45	$167.78
Increase in cost of sales per ton	10%		11%
Controllable cost of sales per ton	$78.35	$84.99	$79.34	$92.12
Decrease in controllable cost of sales per ton	(8)%		(14)%
_______________________________________________________________________________

(1)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(2)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.